Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

MTLG Investments Inc.,

Metrologic Instruments, Inc.,

Adaptive Optics Associates, Inc.

and

Essex Corporation

Dated as of September 19, 2006

TABLE OF CONTENTS

   Page

ARTICLE I DEFINITIONS	1
Section 1.01	Definitions	1
ARTICLE II TRANSFER AND ACQUISITION OF ASSETS AND STOCK	7
Section 2.01	Transfer and Acquisition	7
Section 2.02	Purchase Price.	7
Section 2.03	Place and Date of Closing	9
Section 2.04	Transactions to be Effected at the Closing.	9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER, GUARANTOR AND TARGET	10
Section 3.01	Organization, Standing and Authority	10
Section 3.02	Authorization	10
Section 3.03	No Conflict or Violation, etc	10
Section 3.04	The Shares	11
Section 3.05	Financial Information	11
Section 3.06	Absence of Certain Changes	11
Section 3.07	Material Contracts.	12
Section 3.08	Title to Assets; Subsidiaries	13
Section 3.09	Litigation; Orders	13
Section 3.10	Compliance with Laws	13
Section 3.11	Employee Matters and Employee Benefits.	13
Section 3.12	Taxes.	15
Section 3.13	Real Property	18
Section 3.14	Brokers	19
Section 3.15	Disclaimer of Other Representations and Warranties	19
Section 3.16	No Undisclosed Liabilities	19
Section 3.17	Intellectual Property.	19
Section 3.18	Government Contracts and Subcontracts.	20
Section 3.19	Environmental Matters	22
Section 3.20	Insurance	23
Section 3.21	Related Party Transactions	24
Section 3.22	Banking Relationships	24
Section 3.23	Intentionally Left Blank	25
Section 3.24	Customers and Suppliers	25
Section 3.25	Accounts Receivable; Inventory.	25
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	25
Section 4.01	Organization, Standing and Authority	25
Section 4.02	Authorization	25
Section 4.03	No Conflict or Violation, etc	26
Section 4.04	Litigation; Orders	26
Section 4.05	Compliance with Laws	26

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Section 4.06	Approvals and Permits	26
Section 4.07	Financing	26
Section 4.08	Purchase Not for Distribution	27
Section 4.09	Brokers	27
ARTICLE V COVENANTS	27
Section 5.01	Conduct of Business	27
Section 5.02	Access to Information; Confidentiality	28
Section 5.03	Reasonable Best Efforts	28
Section 5.04	Consents, Approvals and Filings	28
Section 5.05	Notification	29
Section 5.06	Further Assurances	29
Section 5.07	Expenses	29
Section 5.08	Tax Matters.	29
Section 5.09	Payment of Bonuses	34
Section 5.10	Audited Financial Statements	34
Section 5.11	Guaranty	34
Section 5.12	Employee Benefits	34
ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER	35
Section 6.01	Representations and Covenants	35
Section 6.02	Other Agreements	35
Section 6.03	Governmental and Regulatory Consents and Approvals	36
Section 6.04	Third Party Consents	36
Section 6.05	No Injunctions or Restraints	36
Section 6.06	Key Employees	36
Section 6.07	Customer Assurances	36
Section 6.08	Sublease	36
Section 6.09	Target Material Adverse Change	36
Section 6.10	Landlord Estoppels	36
Section 6.11	FIRPTA Certificate	36
Section 6.12	Escrow Agreement	37
Section 6.13	Board of Directors	37
ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER	37
Section 7.01	Representations and Covenants	37
Section 7.02	Other Agreements	37
Section 7.03	Governmental and Regulatory Consents and Approvals	37
Section 7.04	Third Party Consents	37
Section 7.05	No Injunctions or Restraints	38
ARTICLE VIII FURTHER AGREEMENTS	38
Section 8.01	Access to Books and Records	38
Section 8.02	Cooperation	38
Section 8.03	Memorandum; Disclaimer of Projections	38

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Section 8.04	Use of Names	39
ARTICLE IX INDEMNIFICATION	39
Section 9.01	Indemnification by the Seller and Guarantor	39
Section 9.02	Indemnification by Purchaser	39
Section 9.03	Notice and Control of Litigation	40
Section 9.04	Notice of Claim	40
Section 9.05	Remedies Cumulative	40
Section 9.06	Survival	40
Section 9.07	Limitations on Indemnification.	41
Section 9.08	Satisfaction of Claims	41
ARTICLE X TERMINATION PRIOR TO CLOSING	41
Section 10.01	Termination of Agreement	41
Section 10.02	Survival	42
ARTICLE XI GENERAL PROVISIONS	42
Section 11.01	Publicity	42
Section 11.02	Dollar References	42
Section 11.03	Notices	42
Section 11.04	Entire Agreement	43
Section 11.05	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies	44
Section 11.06	Governing Law	44
Section 11.07	Binding Effect; Assignment	44
Section 11.08	Interpretation	44
Section 11.09	No Third Party Beneficiaries	45
Section 11.10	Counterparts	45
Section 11.11	Exhibits and Schedules	45
Section 11.12	Headings	45

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 19, 2006, is entered into by and among MTLG Investments, Inc. a Delaware corporation, (the “Seller”), Metrologic Instruments, Inc., a New Jersey corporation, (the “Guarantor”), Adaptive Optics Associates, Inc., a Delaware corporation, (the “Target”), and Essex Corporation, a Virginia corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller owns all of the issued and outstanding shares of the capital stock of Target; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Seller desires to sell and the Purchaser desires to acquire all of the outstanding capital stock of the Target.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Accounts Receivable” all accounts receivable of the Target, billed and unbilled.

“Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” means any affiliated group with in the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Audited Financial Statements” means the audited consolidated balance sheets of the Target as of December 31, 2005 and the audited consolidated statements of operations, changes in stockholder’s equity and cash flows for the fiscal year then ended, together with the notes thereto and the report thereon of an independent registered public accounting firm.

“Books and Records” means the originals or copies of all financial records, personnel records and other business or operational records of the Target in the possession or control of the Seller or Guarantor and relating to the operation of the Target, including, without limitation, any database or other form of recorded, computer generated or stored information or process, but excluding any such records that are subject to the attorney-client privilege.

“Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in the Commonwealth of Massachusetts are permitted or obligated by law to be closed or a day on which the New York Stock Exchange is closed for trading.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the Business Day following the satisfaction or waiver of the conditions set forth in Articles VI and VII of this Agreement.

“Closing Financial Statements” means the unaudited consolidated balance sheet, statement of revenues and expenses and statement of cash flows of the Target as of September 30, 2006. The balance sheet included in the Closing Financial Statements is hereinafter referred to as the “Closing Balance Sheet”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.02 hereof.

“Contracts” means all written prime contracts, basic ordering agreements, letter contracts, purchase orders, delivery orders, leases, license agreements and agreements relating to the assets or the operation of the business to which the Target is a party or by which any of its assets are bound, including, but not limited to, employment, retention and severance agreements, vendor agreements, supply agreements, license agreements, real and personal property leases and schedules, maintenance agreements and schedules, agreements with labor organizations, bonds, mortgages and other loan agreements and all oral contracts which constitute Material Contracts as described in Section 3.07 herein.

“Copyrights” means copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Current Assets” means the total current assets of the Target determined in accordance with GAAP less any deferred tax assets, established to reflect timing differences between book and Tax income.

“Current Liabilities” means the total current liabilities of the Target determined in accordance with GAAP less: i) any deferred tax liabilities established to reflect timing differences between book and Tax income; (ii) any current income tax payable balance that pertains to tax liabilities for periods included in the consolidated tax return(s) of Guarantor; and (iii) the amount of the Intercompany payable account to Guarantor in excess of the liability for September rent, long distance telephone service and company contribution to the 401(k) plan.

“Employee Benefit Plan” means any (1) nonqualified deferred compensation or retirement plan or arrangement which is an employee pension benefit plan; (2) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including any multiemployer plan); (3) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan (including any Multiemployer Plan as hereinafter defined), or (4) employee welfare benefit plan within the meaning of Section 3(1) of ERISA or material fringe benefit plan or program, including, without limitation, benefit plans relating to bonus, commission or other incentive compensation, stock options, stock purchase, stock

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appreciation, phantom stock, stock grants, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, personal time off, holiday pay, salary continuation, leave of absence, educational assistance, service award or employee discounts which is or has been maintained by the Target or to which the Target is bound.

“Environmental Laws” means any and all Legal Requirements as in effect on the Closing Date relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the presence, production, manufacture, processing, distribution, use, treatment, handling, installation, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, 42 U.S.C. §§6901 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§136 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§11001 et seq.; or the Hazardous Materials Transportation Act, 49 U.S.C. §§1801 et seq.; each as heretofore amended or supplemented, and their implementing regulations, standards and policies, whether existing as of the date hereof, or previously enforced.

“GAAP” means generally accepted accounting principles, as in effect in the United States, consistently applied.

“Government Contract” means any Government Prime Contract, Government Subcontract, Offer or Teaming Agreement and any current proposals related to the foregoing and contracts issued in response to any such proposals, including any Loss Contracts.

“Governmental Entity” shall have the meaning set forth in Section 3.03 hereof.

“Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made and close-out not completed, between the Target and a Governmental Entity.

“Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Target and any prime contractor to a Governmental Entity or any subcontractor with respect to a Government Prime Contract.

“Historical Information” shall have the meaning set forth in Section 3.05 hereof.

“Indebtedness” means all indebtedness of a Person for borrowed money, whether secured or unsecured, including, without limitation, (i) indebtedness of such a Person for the deferred purchase price of property or services represented by a note, earnout or contingent purchase payment, (ii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (iii) all indebtedness of

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such Person secured by a mortgage or other lien to secure all or part of the purchase price of the property subject to such lien or mortgage, (iv) all obligations under leases which are required to be recorded as capital leases in respect of which such Person is liable as the lessee, (v) any liability of such Person in respect of banker’s acceptances or letters of credit, (vi) any obligations under any interest rate swap agreements, (vii) all interest, fees and other expenses owed with respect to the indebtedness referred to above and (viii) all indebtedness referred to above which is directly or indirectly guaranteed by such Person.

“Indemnified Party” shall have the meaning set forth in Section 9.01.

“Indemnifying Party” shall have the meaning set forth in Section 9.01.

“Intellectual Property” means all marks, names, Trademarks, invention disclosures, service marks, Patents, patent rights, assumed names, URLs, domain names, slogans, logos, Copyrights, Trade Secrets and similar intangibles (whether registered, unregistered or the subject of a pending application for registration), including inventions, systems, processes, formulas and proprietary data, techniques, applications, hardware and software.

“Intellectual Property Rights” means any or all rights in and to Intellectual Property.

“Inventory” means all raw materials, work-in-process, goods, supplies, inventory, spare parts, replacement and component parts, and materials used or consumed in the business of the Target and its Subsidiaries and all documents of title or other documents representing the same.

“Knowledge” means, as to the Seller, Guarantor, or the Target, the actual knowledge of any of the persons listed on Schedule 1.01(d)(i), and as to the Purchaser, the actual knowledge of any of the persons listed on Schedule 1.01(d)(ii).

“Leased Real Property” shall mean all rights in, to and under the real estate leases listed on Schedule 3.13, together with all of the Target’s right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, rule, regulation, order, decree, proclamation, treaty, convention, permit, ruling, directive, determination, decision, opinion, interpretation, judgment, writ, injunction, or award that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any pledge, claim, lien, charge, mortgage, encumbrance or security interest of any nature.

“Loss Contracts” means any Contract for the sale of goods and/or services which, after allocation of costs including overhead and general and administrative expenses, would result in less revenue than those direct and allocable costs.

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“Losses” means any and all damages, claims, costs, losses (including any diminution in value), liabilities, expenses or obligations (including Taxes, taking into consideration the net present value of any future tax benefits associated with such Tax Loss, as defined in Section 5.08(a) of this Agreement, interest, penalties, court costs, reasonable costs of preparation and investigation, and reasonable attorneys’, accountants’ and other professional advisors’ fees and expenses).

“Materials of Environmental Concern” means any substances, materials, chemicals, flammables, explosives, pollutants, contaminants, wastes (including solid, hazardous and medical waste), or toxic substances regulated by or forming the basis of liability under any Environmental Laws, including without limitation petroleum and petroleum products, methyl chloride, cleaning agents and other hazardous substances as defined or listed under CERCLA or in any other Environmental Laws, asbestos or any material containing asbestos, polychlorinated biphenyls, and radioactive substances, including without limitation low-level nuclear materials, special nuclear materials or nuclear-byproduct materials, all within the meaning of the Atomic Energy Act of 1954 as amended, and any rules, regulations or policies promulgated thereunder.

“Net Working Capital” means Current Assets less Current Liabilities.

“Offer” means an “offer” to which the Target is a party as defined in the Federal Acquisition Regulation (“FAR”) 2.101.

“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the business of the Target.

“Permits” means all consents, licenses, certificates, permits, grants or other authorizations necessary for the conduct of the business of the Target as it is currently conducted.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s and other like Liens arising or incurred in the ordinary course of business, and (ii) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings.

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.08(a) hereof.

“Purchase Price” shall have the meaning set forth in Section 2.02 hereof.

“Purchaser Material Adverse Change” means any state of facts, change, event, violation, inaccuracy, effect, condition, circumstance, occurrence or development (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the

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date of determination of the occurrence of the Purchaser Material Adverse Change, is or is reasonably likely to prevent or materially delay the performance by the Purchaser of any of its obligations under this Agreement or the other transactions contemplated hereby.

“Purchaser’s Indemnified Persons” means the Purchaser and after the Closing, the Target, their respective successors and assigns from time to time, and their respective Affiliates, stockholders, partners, members, directors, officers, managers, employees, agents and representatives, but excluding any of Seller’ Indemnified Persons.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller’s Indemnified Persons” means Seller and Guarantor, their respective successors and assigns, and their respective Affiliates, stockholders, partners, members, directors, officers, managers, employees, agents and representatives, but excluding any of Purchaser’s Indemnified Persons.

“Shares” means all of the issued and outstanding shares of capital stock of the Target on the date hereof.

“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Target Material Adverse Change” means any state of facts, change, event, violation, inaccuracy, effect, condition, circumstance, occurrence or development (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Target Material Adverse Change, is or could reasonably be (i) adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities of the Target, taken as a whole or (ii) prevent or materially delay the performance by the Target of any of its obligations under this Agreement or the other transactions contemplated hereby; provided, however, that in no event shall any of the following occurring after the date hereof, in and of itself, be deemed to constitute a Target Material Adverse Change: (i) any Effect resulting from general national or world economic conditions and any acts of war or terrorism, except to the extent that such Effects disproportionately affect the Target in any significant respect relative to other participants in the industries or markets in which they operate; (ii) any Effect resulting from any action outside the ordinary course of business of the Target required to be taken pursuant to this Agreement provided such action has the prior written approval of the Purchaser, or (iii) any adverse Effect arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation or enforcement thereof.

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“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, capital stock, franchise, real property, personal property, unemployment, disability, withholding, social security, sales, use, transfer, registration, alternative, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Tax Indemnified Party” shall have the meaning set forth in Section 5.08 hereof.

“Tax Indemnifying Party” shall have the meaning set forth in Section 5.08 hereof.

“Tax Loss” shall have the meaning set forth in Section 5.08 hereof.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including schedules and attachments thereto, and including any amendment thereof.

“Teaming Agreement” means a “contractor team arrangement(s)” as referenced in the FAR Subpart 9.601 to which the Target is a party.

“Trademarks” means any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide the Target with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

ARTICLE II

TRANSFER AND ACQUISITION OF ASSETS AND STOCK

Section 2.01     Transfer and Acquisition. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, assign and transfer, and the Purchaser shall purchase, the Shares, free and clear of all Liens.

Section 2.02	Purchase Price.

(a)      Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties and covenants of Target, Seller and Guarantor herein set forth, and as consideration for the purchase and sale of the Shares, Purchaser shall pay Seller by wire transfer of immediately available funds to the account(s) designated by the Seller, on the dates set forth below, the following sums (the “Purchase Price”):

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(i)   On the Closing Date, Forty Million Two Hundred and Fifty Thousand Dollars ($40,250,000) in cash. Of this amount, $4,000,000 (the “Escrow Amount”) shall be wired to a separate escrow account (the “Escrow Account”). The Escrow Amount shall be held in escrow for a period of fifteen (15) months following the Closing Date as security for the indemnification obligations of the Seller and Guarantor set forth in this Agreement. The Escrow Amount shall be governed by the terms and conditions of an Escrow Agreement by and among Seller, Purchaser and Wells Fargo, (the “Escrow Agent”) in the form attached hereto as Exhibit A;

(ii)   the amount, if any, determined pursuant to Section 2.02(c) below within the time frame set therein; and

(iii)   the amount determined pursuant to Section 2.02(d) below within the time frame set forth therein.

(b)   Within 30 days after the Closing Date, the Seller shall have prepared and delivered to the Purchaser the Closing Financial Statements. Seller shall also deliver to the Purchaser a certificate containing Seller’s calculations, based on the Closing Balance Sheet contained in the Closing Financial Statements, of the Net Working Capital of the Target as of the Closing Date (the “Closing Date Net Working Capital”). The Closing Financial Statements and the calculation of the Closing Date Net Working Capital shall be final and binding on the parties unless, within 45 days after delivery to the Purchaser, the Purchaser shall deliver to the Seller a notice of dispute (a “Dispute Notice”), specifying in reasonable detail the items in dispute. After delivery of a Dispute Notice, Seller and the Purchaser shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within 15 days after delivery to the Seller of the Dispute Notice, the dispute shall be submitted to PricewaterhouseCoopers, or such other independent public accounting firm as mutually agreed to by the Purchaser and the Seller (the “Independent Accounting Firm”). The Independent Accounting Firm shall be directed to issue a final and binding decision within 45 days of submission of the Dispute Notice to the Independent Accounting Firm, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the Purchaser and the Seller. Each of the parties hereto agrees that it shall be bound by the determination of the Independent Accounting Firm. The fees, costs and expenses of the Independent Accounting Firm shall be allocated to and borne by Purchaser and Seller based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total amount of the total line items in dispute as originally submitted to the Independent Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Independent Accounting Firm awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by the Purchaser and 40% of the costs would be borne by the Seller.

(c)   If the Closing Date Net Working Capital, as determined in accordance with Section 2.02(b) above is less than $5,650,000 million (the “Target Net Working Capital Level”), the Purchase Price shall be reduced, dollar-for-dollar, by the amount by which the Target Net Working Capital Level exceeds the Closing Date Net Working Capital, and the Seller shall pay the Purchaser the dollar amount by which the Target Net Working Capital

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Level exceeds the Closing Date Net Working Capital. If the Closing Date Net Working Capital is greater than the Target Net Working Capital Level, then the Purchase Price shall be increased, dollar-for-dollar, by the amount the Closing Date Net Working Capital exceeds the Target Net Working Capital Level, and the Purchaser shall pay the Seller the dollar amount by which the Closing Date Net Working Capital exceeds the Target Net Working Capital Level. Any such payment due under this Section 2.02(c)shall be made in cash or same day funds within 10 days after the final determination of the Closing Date Net Working Capital pursuant to Section 2.02(b).

(d)   In the event the Purchaser elects to make a Code Section 338(h)(10) Election with Seller’s consent as provided in Section 5.08(i) of this Agreement, the Purchase Price shall be increased to the extent necessary to satisfy the indemnification provided to the Seller under Section 5.08(i).

Section 2.03     Place and Date of Closing. The Closing shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market St., Philadelphia, PA 19103, at 10:00 a.m. Eastern Standard Time on the Closing Date or such other time or place as the parties may mutually agree.

Section 2.04	Transactions to be Effected at the Closing.

(a)   At the Closing, the Seller shall execute and deliver to the Purchaser certificates representing the Shares, duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer and such other agreements, instruments and documents as are required by this Agreement to be delivered by the Seller at the Closing.

(b)   At the Closing, the Purchaser shall deliver to the Seller, by wire transfer to a bank account designated in writing by the Seller prior to the Closing Date, immediately available funds in the amount pursuant to Section 2.02(a)(i). At the Closing, the Purchaser shall also execute and deliver to the Seller such agreements, instruments and documents as are required by this Agreement to be delivered by the Purchaser at the Closing.

(c)	At the Closing, the Target shall deliver to the Purchaser the following:

(i)    the written resignations, effective as of the Closing Date or such other date as the Purchaser may designate of the officers and directors of the Target as are designated by the Purchaser to resign and releases of any unpaid fees or other amounts, including transaction bonuses, payable to such officers and directors by Target through August 31, 2006, in form and substance reasonably satisfactory to the Purchaser;

(ii)   all minute books, stock books, ledgers and registers, if any, and other records relating to the organization, ownership and maintenance of the Target, if not currently located on the premises of the Target;

(iii)  a form of release for the payment of any unpaid fees or other amounts payable to the officers and directors of the Target by Target from September 1, 2006 to the Closing Date; and

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(iv)   within 30 days of the Closing Date, all Intellectual Property of the Target in tangible form and books and records directly relating to Intellectual Property of the Target shall be delivered to Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER, GUARANTOR AND TARGET

The Seller, the Guarantor and the Target hereby, jointly and severally, represent and warrant to the Purchaser that the statements set forth in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement with respect to this Article III) except as set forth in the schedules attached hereto.

Section 3.01     Organization, Standing and Authority. Each of the Seller and the Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. The Target is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. The Target is qualified to do business as a foreign corporation and is in good standing in such jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification, except where such failure to be qualified would not reasonably be expected to have a Target Material Adverse Effect. Schedule 3.01 sets forth all jurisdictions in which the Target is qualified to do business.

Section 3.02     Authorization. Each of the Seller, the Guarantor and the Target has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by the Seller, the Guarantor and the Target of this Agreement and the performance by the Seller, the Guarantor and the Target of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Seller, the Guarantor and the Target. This Agreement has been duly executed and delivered by the Seller, the Guarantor and the Target, subject to the due execution and delivery hereof by the Purchaser, this Agreement is a valid and binding obligation of the Seller, the Guarantor and the Target, enforceable against the Seller, the Guarantor and the Target in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

Section 3.03     No Conflict or Violation, etc. Except as disclosed in Schedule 3.03, the execution and delivery by the Seller, the Guarantor and the Target of this Agreement and the consummation by the Seller, the Guarantor and the Target of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (a) conflict with any of the provisions of the Certificate of Incorporation or By-laws of the Seller, the Guarantor or the Target, (b) subject to the matters referred to in the next sentence, conflict with, result in a material breach of or material default (with or without notice or lapse of time, or both) under, give rise to a right of

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termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of the Seller, the Guarantor or the Target under, any Contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which any of them is a party or by which any of them or any of their respective assets is bound or affected, or (c) subject to the matters referred to in the next sentence, contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to the Seller or the Target or any of their respective properties or assets. To Seller’s and Guarantor’s Knowledge no consent, approval or authorization of, or declaration or filing with, or notice to, any court or governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Seller, the Guarantor or the Target in connection with the execution and delivery of this Agreement by the Seller, the Guarantor or the Target or the consummation by the Seller, the Guarantor or the Target of the transactions contemplated hereby.

Section 3.04     The Shares. Schedule 3.04 accurately sets forth the authorized capital stock of the Target and the number of shares of each class of such capital stock that are issued and outstanding as of the date hereof. The Shares have been duly authorized, validly issued and are fully paid and are nonassessable. The Shares are owned beneficially and of record by the Seller, free and clear of all Liens. Upon delivery of payment for the Shares as herein provided, the Purchaser will acquire good and valid title to the Shares, free and clear of all Liens, other than (i) any Liens arising from acts of the Purchaser and (ii) the requirements of any applicable laws or regulations regarding the subsequent transfer of the Shares. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Seller or the Target may become obligated to issue, sell, purchase or redeem any shares of capital stock or other securities of the Target.

Section 3.05     Financial Information. Attached hereto as Schedule 3.05 is certain unaudited historical information relating to the results of operations and financial condition of the Target for the period from January 1, 2003 to August 31, 2006 (the “Historical Information”). The Historical Information has been prepared in accordance with GAAP except as noted in the Historical Information.

Section 3.06     Absence of Certain Changes. Except as disclosed in Schedule 3.06, since August 31, 2006, the Target has conducted its business in all significant respects only in the ordinary course and, since such date, there has not been (a) any Target Material Adverse Change; (b) any acquisition or disposition by the Target of any asset or property having an aggregate value exceeding $100,000, other than inventory sold in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance having, either in any case or in the aggregate, a Target Material Adverse Effect; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Target’s capital stock; (e) any issuance of any shares of the capital stock of the Target or any direct or indirect redemption, purchase or other acquisition of any of the Target’s capital stock, (f) other than in the ordinary course of business and other than pursuant to the terms of any existing written agreement or plan (a correct and complete copy of which the Target has delivered or made available to Purchaser), any increase in the compensation, pension or other benefits payable or to become payable by the Target to any of their officers or employees, or any bonus payments or arrangements made to or with any of them; (g) any forgiveness or cancellation of any debt or

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claim by the Target or any waiver of any contractual right of material value other than settlements of accounts receivable in the ordinary course of business; (h) any incurrence by the Target of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (i) the creation of any material Lien on any of the assets, tangible or intangible, of the Target; or (j) any discharge or satisfaction by the Target of any material Lien or payment by the Target of any material obligation or liability (fixed or contingent) other than in the ordinary course of business.

Section 3.07	Material Contracts.

(a)   Other than for Contracts entered into after the date hereof and prior to the Closing (which if material will be identified to the Purchaser in writing prior to the Closing), and contracts listed in other Schedules hereto, except as set forth in Schedule 3.07(a), the Target is not a party to, nor is it bound by:

(i)    Any Contracts with any current or former officer, director, employee, consultant or stockholder or any partnership, corporation, joint venture or any other entity in which any such Person has an interest;

(ii)   Any agreements with any labor union or association representing any employee;

(iii)  Any Contracts or other agreements for the provision of products or services by the Target involving annual payments to the Target in excess of $100,000;

(iv)  Any Contracts or other agreements for the provision of products or services to the Target involving annual payments by the Target in excess of $100,000;

(v)   Any Contracts or other agreements for the sale of any of the Target’s assets or properties having an aggregate value exceeding $100,000 or for the grant to any Person of any preferential rights to purchase any of the Target’s assets or properties;

(vi)  Any joint venture agreements relating to the assets, properties or business of the Target;

(vii)  Any Contracts or other agreements containing covenants not to compete, non-solicitation clauses or other restrictive covenants which limit the freedom of the Target to engage in any line of business or to contract with or to solicit or hire any Person in any geographical area;

(viii)  Any mortgages, indentures, guarantees, bonds, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or the extension of credit; or

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(ix)  Any other material Contract or other material agreement whether or not made in the ordinary course of business (collectively, the “Listed Material Contracts”).

(b)   Each of the Material Contracts listed on Schedule 3.07(a) hereto and each of the material Contracts set forth on the other Schedules hereto (collectively, the “Material Contracts”) is in full force and effect, the Target is not in material breach of any of the provisions of any such contract, nor, to the Seller’s Knowledge, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. The consummation of the transactions contemplated herein will not cause a breach, termination, modification or acceleration of any Material Contract.

(c)   Except as set forth on Schedule 3.07(c), the Target has no Loss Contracts and has no outstanding bids for potential customer Contracts that could reasonably be expected to result in a Loss Contract.

Section 3.08     Title to Assets; Subsidiaries. The Target has good and valid title to or a valid leasehold interest in all of its material properties and assets free and clear of all Liens, except for (i) Liens disclosed in Schedule 3.08 (ii) Permitted Liens and (iii) the leasehold interest in the Target’s 10 Wilson Road, Cambridge, Massachusetts facility which is leased for the benefit of the Target by the Guarantor. The Target has no Subsidiaries and owns no equity interest or capital stock of any other entity.

Section 3.09     Litigation; Orders. Except as disclosed in Schedule 3.09, there is no material action, suit, proceeding or arbitration pending or, to the Seller’s or Guarantor’s Knowledge, threatened against or affecting the Target, nor is there any material judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Target.

Section 3.10     Compliance with Laws. Except as disclosed in Schedule 3.10, the Target is in compliance in all material respects with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity, and has received no notice of or been charged with the material violation of any laws, statutes, ordinances, rules, regulations and orders in the last five (5) years.

Section 3.11	Employee Matters and Employee Benefits.

(a)   Schedule 3.11(a) hereto contains a list of each material Employee Benefit Plan and compensation policy or arrangement maintained or contributed to by the Target. The Seller has made available to the Purchaser a copy of each Employee Benefit Plan and compensation policy or arrangement. There are no material actions, suits or proceedings brought or, to the Seller’s Knowledge, threatened against the Target by or on behalf of any employee of the Target. Schedule 3.11(b) sets forth an accurate, correct and complete list of all employees of the Target terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full calendar months and the partial month preceding this representation and warranty.

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(b)   Each Employee Benefit Plan that has ever been maintained by the Target or an ERISA Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such Section. No material event or omission by Target has occurred that could reasonably be expected to cause such determination or approval letter to be revoked. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Benefit Plan.

(c)   Each Employee Benefit Plan has been maintained in compliance in all material respects with all applicable requirements of applicable law, including without limitation, ERISA and the Code. With respect to any Employee Benefit Plan ever maintained by the Target or any ERISA Affiliate, there has been no (i) “prohibited transaction,” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Code Section 4975, or (ii) non-deductible contribution, which, in the case of either (i) or (ii), would subject the Target or any ERISA Affiliate or any participant or beneficiary of such Employee Benefit Plan, or any other party, to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense other than those incurred in the ordinary course of administration of such Employee Benefit Plan. No claim, demand, litigation or governmental administrative proceeding (or investigation or inquiry) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Target, threatened with respect to any such Employee Benefit Plan. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Benefit Plans ever maintained by the Target or any ERISA Affiliate, for all periods prior to the Closing Date, have been timely made or, if not yet required to be paid or contributed, have been properly accrued.

(d)   Except as disclosed on Schedule 3.11(d), neither the Target nor any ERISA Affiliate (i) has ever maintained any Employee Benefit Program which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits. The plans set forth on Schedule 3.11(d) have assets equal to their liabilities on a termination basis and there would be no withdrawal liability from any Multiemployer Plan if the Target were to withdraw from such plan on the Closing Date.

(e)   Each Employee Benefit Plan required to be listed on Schedule 3.11 may be amended, terminated, or otherwise modified by the Target to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Benefit Plan.

(f)    Each Employee Benefit Plan has been maintained in compliance in all material respects with all applicable requirements of federal and state securities laws, including, without limitation, the requirements that the offering of interests in such

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Employee Benefit Plan be registered or exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and/or state “Blue Sky” laws.

(g)   Each Employee Benefit Plan maintained by the Target or an ERISA Affiliate has complied in all material respects with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(h)   Except as set forth on Schedule 3.11, no oral or written representation or communication with respect to any material term or provision of any Employee Benefit Plan has been made by the Target to any current or former employee of the Target that is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such Employee Benefit Plans.

(i)	For purposes of this Section:

(A)  An entity “maintains” an Employee Benefit Plan if such entity sponsors, contributes to, or provides benefits under or through such Employee Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Benefit Plan, or if such Employee Benefit Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

(B)  An entity is an “ERISA Affiliate” of the Target if it would have ever been considered a single employer with the Target under ERISA Section 4001 or Section 414 of the Code.

(C)   “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

Section 3.12	Taxes.

(a)   Target has filed all Tax Returns that it was required to file, and has paid all Taxes owing by the Target. In all material respects, such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. Target currently is not the beneficiary of any extension of time to within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that Target may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Target.

(b)   Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid of owing to employees, independent contractors, creditors, stockholders, or other third party.

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(c)   Neither the Seller nor any director or officer (or employee responsible for Tax Matters) of Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits, or administrative or judicial Tax proceedings are pending or being conducted with respect to the Target. Target has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Target has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax Matters; (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target.

(d)   Target has not waived any statute of limitations in respect to a Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)   The amount of Target’s liability for unpaid Taxes for all periods ending on or before the Closing Date does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Financial Statements with respect to the period ending on the Closing Date. There are no contracts, agreements, arrangements, commitments or undertakings relating to any prior audit of Target, and there are no contracts, agreements, arrangements, commitments or undertakings with a Tax or Governmental Entity that have or are reasonably likely to have a material and adverse impact on the Taxes of Target that are not reflected on the Financial Statements.

(f)   Except as disclosed in Schedule 3.12(f), Target is not now and has never been a party to any Tax sharing agreement or Tax indemnity agreement and has not assumed the Tax liability of any other person under contract. If Target is or has been a party to a Tax sharing agreement, it has no current obligation for Taxes or otherwise under such Tax sharing agreement and has no expectation to become obligated under such Tax sharing agreement on or after the Closing Date. Target is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

(g)   Target is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 404 of the Code.

(h)   Target is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any (i) “excess parachute payments” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law), (ii) amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law), or (iii) amounts subject to Tax under Code section 409A(a)(1)(B) or 409A(b)(4). The Target has not been a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Purchaser is not required to withhold tax pursuant to the acquisition contemplated herein by reason of Section 1445 of the Code. Target has not been the “distributing corporation” (within the

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meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. Target has not participated in an international boycott as defined in Code Section 999. Target does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or otherwise conducts a trade or business in a foreign country. The Target is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which they may be subject or which they may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. No Indebtedness of the Target is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code. Target has not disposed of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code. The Target has made timely and valid tax identification of any and all hedge transactions, including the hedged assets and/or liabilities. The Target has made timely and valid tax identification of any securities held for sale in its capacity as a dealer in securities as defined in Section 475 of the Code.

(i)    Except for the transactions contemplated herein and those transactions generally described in Schedule 3.12(i), Target has not received a tax opinion with respect to any transaction other than a transaction in the ordinary course of business. Target is not (nor has it ever been) the direct or indirect beneficiary of a guaranty of Tax benefits or any other arrangement that has the same economic effect or tax opinion relating to it. Target is not a party to an understanding or arrangement described Section 6662(d)(2)(C)(iii) of the Code. Target is not subject to any disallowance of losses under Section 470 of the Code. Target has not engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder; (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or any regulations thereunder; or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the regulations thereunder. Target has disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. Target has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Guarantor. Guarantor has filed a consolidated federal income Tax Return with Target for the Taxable year immediately preceding the current Taxable year and is eligible to make the Code Section 338(h)(10) election.

(j)    The Seller had delivered to the Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed or agreed to by the Target since January 1, 2003. Schedule 3.12(j) sets forth those Tax Returns have been audited, and indicates those Tax Returns that currently are the subject of audit.

(k)   Target will not be required to include any item in income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there of) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, foreign

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or other income Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, foreign or other income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(l)    Target has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or part by Code Sections 355 or 361.

(m)  Each Affiliated Group of the Seller or Guarantor has filed all income Tax Returns that it was required to file for each taxable period during which Target was a member of the Group. All such Tax Returns were correct and complete in all material respects. All income Taxes owed by any Affiliated Group of the Seller or Guarantor have been paid for each taxable period which Target was a member of the group.

(n)   Neither the Seller nor any director or officer (or employee responsible for Tax Matters) of the Guarantor expects any authority to assess any additional Taxes against any Affiliated Group of the Seller or Guarantor for any period during which Target was a member of the Group. There is no dispute or claim concerning any income Tax liability of any Affiliated Group of the Seller or Guarantor for any period during which Target was a member of that group either (i) claimed or raised by any authority or (ii) as to which any Seller and the directors and officers (and employees responsible for Tax matters) of any of Guarantor and its subsidiaries has knowledge. No Affiliated Group of the Seller or Guarantor has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which Target was a member of the group.

(o)   Target does not have any liability for the Taxes of any person other than Target under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, except as having been a member of the Guarantor’s federal consolidated income tax returns.

(p)   Each outstanding option to purchase shares of common stock under the Metrologic Instruments, Inc. 2004 Equity Incentive Plan (the “Stock Option Plan”) was issued or granted in compliance with all applicable federal and state securities laws and no Stock Option was issued or granted in violation of the Company Stock Option Plan or in violation of any preemptive or similar right or any right of first refusal or similar right. All outstanding options to purchase shares of common stock under the Stock Option Plan that were intended to qualify as “incentive stock options” as defined in Section 422(b) of the Code have qualified, at all times, as “incentive stock options” as defined in Section 422(b) of the Code.

Section 3.13    Real Property. The Target does not own any real property. Schedule 3.13(a) sets forth all real property leased or subleased by or for the benefit of the Target. The Seller has delivered to the Purchaser correct and complete copies of the leases and subleases listed in Schedule 3.13(a).

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Section 3.14     Brokers. Except as disclosed in Schedule 3.14, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, Guarantor or the Target.

Section 3.15     Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Target or any of its respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

Section 3.16     No Undisclosed Liabilities. As of the Closing Date, the Target has no Indebtedness or liabilities in excess of $10,000 which are not disclosed or accrued for in the Historical Information, and to the Seller’s and Guarantor’s Knowledge the Target has no unasserted claims, contingent, indirect, or conditional guarantees or liabilities.

Section 3.17	Intellectual Property.

(a)   Schedule 3.17(a) contains a complete list of (i) all registered Intellectual Property of the Target specifying whether such Intellectual Property is owned by, licensed to, or otherwise held by or for the benefit of the Target, and indicating the status (completed or in process) of all patents, patent applications, invention disclosure, trademarks, trademark applications, intent to use applications or other registrations or applications relating to trademarks and copyrights and applications for copyright registration, and (ii) all licenses and sublicenses granted by or to the Target with respect to any Intellectual Property.

(b)   Each item of Intellectual Property listed on Schedule 3.17(a) (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Liens.

(c)   The Target owns all Intellectual Property used by the Target in the conduct of its business, except that Intellectual Property which is identified on Schedule 3.17(a)(ii) as being licensed to Target, and no proceedings have been instituted or, to the Seller’s Knowledge, threatened, which challenge the Target’s right to use the Intellectual Property used by the Target in the operation of its business. The Target owns all internally developed software used by the Target in the conduct of its business, and no proceedings have been instituted or, to the Guarantor’s or Seller’s Knowledge, threatened which challenge the Target’s right to use such internally developed software.

(d)   The Guarantor and the Seller have no Knowledge of any facts, circumstances or information that (i) would render any item of the Intellectual Property used by the Target in its business invalid or unenforceable, or (ii) would adversely affect or impede the ability of the Target to use any item of the Intellectual Property in the conduct of the business of the Target. To the Guarantor’s and Seller’s Knowledge there have been no misrepresentations of, or failure to disclose, any fact or circumstances in any application for registration of any item of the Intellectual Property that would constitute fraud or a

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misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Intellectual Property Right.

(e)   To the Guarantor’s and Seller’s Knowledge, the Target has taken all reasonably necessary action to maintain and protect (i) the Intellectual Property, and (ii) the secrecy, confidentiality, value and the rights in the Trade Secrets of the Target and those provided by any Person to the Target, including by having and enforcing a policy requiring all Employees, consultants and contractors of the Target to execute appropriate confidentiality and assignment agreements. All copies thereof shall be delivered or made available to Purchaser at Closing. The Guarantor and Seller have no Knowledge of any violation or unauthorized disclosure of any Trade Secret related to the business of the Target, or obligations of confidentiality with respect to such.

Section 3.18	Government Contracts and Subcontracts.

(a)   To the Seller’s and Target’s Knowledge, no material cost incurred by the Target pertaining to any Government Contract has been questioned or challenged by any representative of a Governmental Entity, except as noted in Schedule 3.18(a); and all amounts previously charged or at present carried as chargeable by the Target to any Government Contract have been or will be reasonable, allowable and allocable to each such Government Contract other than as accrued for in the Historical Information; and no notice has been given of a cost accounting standard noncompliance.

(b)   Except for the matter referenced in Schedule 3.18(b), to the Seller’s and Target’s Knowledge neither the Target, nor any of its directors, officers or Key Employees is, are, or in the past five (5) years has been under administrative, civil or criminal investigation, or has been under indictment or information by any Governmental Entity or has been the subject of any audit, investigation or action with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract. Except as disclosed in Schedule 3.18(b), since its formation, the Target has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(c)   To the Seller’s and Target’s Knowledge, there exists no material irregularity, misstatement or omission arising under or relating to any Government Contract that has led during the last five (5) years or could lead to any of the consequences set forth in Section 3.18(b) above, or any other material damage, penalty assessment, recoupment of payment of disallowance of cost.

(d)	To the Seller’s and Target’s Knowledge there exists:

(i)    no outstanding material claims against the Target, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract; and, there are no facts upon which such a claim may be based in the future; and

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(ii)   no material disputes between the Target and any Governmental Entity under the Contract Disputes Act, the Acquisition Management System (“AMS”) or any other federal statute or regulation; or between the Target and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract; and there are no facts over which such a dispute may arise in the future.

(e)   Except for claims for payment of fees and purchase prices in the ordinary course of business, the Target does not have any interest in any pending claim against any Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(f)   Schedule 3.18(f) sets forth each Government Contract which is currently under audit by any Governmental Entity or any other Person that is a party to such Government Contract.

(g)   The Target has not received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard. All information made available or accessible by the Target for any such audits was current, complete and accurate and in compliance in all material respects with applicable regulations and cost accounting standards.

(h)   The Target has not been suspended or debarred from bidding on contracts or subcontracts for any Governmental Entity, nor to the Seller’s or Target’s Knowledge has any suspension or debarment action been commenced. To the Seller’s or Target’s Knowledge there is no valid basis for the Target’s suspension or debarment from bidding on contracts or subcontracts for any Governmental Entity.

(i)   Other than routine contract audits by the Defense Contract Audit Agency (“DCAA”), the Target has not within the preceding five (5) years been, nor is it now being, audited or investigated by any government agency, including without limitation the General Accounting Office, the DCAA, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the Inspector General or Auditor General or similar functionary of any agency or instrumentality, nor, to the Target’s Knowledge, is any such audit or investigation threatened.

(j)   The Target has no disputes pending before a contracting office of, or any current claim pending against, any agency or instrumentality of the United States Government.

(k)   The Target has not, with respect to any Government Contract and within the preceding five (5) years, (i) received a cure notice or show cause notice advising the Target that it was in default or would, if it failed to take remedial action, be in default under such contract or (ii) had any Government Contract terminated or cancelled.

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(l)    There are no outstanding claims with respect to Government Contracts (other than routine invoices in process and unbilled charges), by the Target against a customer, or by a customer against the Target.

(m)  The operation of its business and the obtaining of its Contracts by the Target as it relates to the Government Contracts, has been conducted in all material respects in accordance with all applicable laws, regulations, and other requirements of all Governmental Authorities.

Section 3.19     Environmental Matters. Except as set forth on Schedule 3.19 identifying the applicable lettered subparagraph noted below,

(a)   The Target has not caused, and there are not any present or, to the Guarantor’s, Seller’s or Target’s Knowledge, past actions, activities, circumstances, conditions, events or incidents, including without limitation any release or threatened release, disposal, dumping, discharge, spill, leak, pumping, pouring, emitting, injection, placement, handling, installation, escaping, leaching or migration of Materials of Environmental Concern in quantities, locations, or concentrations in excess of any applicable criteria published by a Governmental Entity, that could form the basis for the assertion of any liability against the Target, the Business or any real property used therein.

(b)   The Target has been and is currently in material compliance with all Environmental Laws.

(c)   The Target has all material Permits which are necessary under Environmental Laws for the operation of the Business as currently conducted and no grounds exist for the revocation, suspension or limitation of any of the Permits. All Permits required under Environmental Laws that are currently owned, held, or possessed by the Target are listed in Schedule 3.19.

(d)   The Target and the Real Property are not currently subject to any pending or, to the Seller’s Knowledge, threatened civil or criminal judicial action, administrative action, suit, proceeding, hearing, investigation, demand letter, notice of violation, order, judgment, decree, or settlement with any continuing obligation, alleging or relating to a violation of or liability under any Environmental Law or any other liability due to any Materials of Environmental Concern.

(e)   The Target is not subject to any pending or, to the Guarantor’s, Seller’s or Target’s Knowledge, threatened order from or claim by any Governmental Entities or third party claimant relating to the release of any Materials of Environmental Concern, and the Target has not reported nor, to the Guarantor’s, Seller’s or Target’s Knowledge, should have reported a release pursuant to any Environmental Laws.

(f)   The Target has not received written notice from any Governmental Entity or a third party claimant to the effect that it is or may be liable under Environmental Laws as a result of the use, handling, installation, generation, storage, treatment, disposal, or arrangement for disposal of Materials of Environmental Concern. To the Guarantor’s, Seller’s or Target’s Knowledge, no offsite disposal location to which the Target sent

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Materials of Environmental Concern has been identified by any Governmental Entity or a third party claimant to the effect that the owner(s), operator(s), transporters, or generators are or may be liable under Environmental Laws as a result of disposal practices.

(g)   To the Guarantor’s, Seller’s and Target’s Knowledge, no land use restriction has been imposed on any Real Property leased by the Target by any Governmental Entities, by mutual consent with any third parties, or by unilateral voluntary action of the Target in connection with the presence on or off the Real Property leased by the Target of any Materials of Environmental Concern.

(h)   To the Guarantor’s, Seller’s or Target’s Knowledge, there are no aboveground or underground storage tanks located on Real Property leased by the Target.

(i)   To the Guarantor’s, Seller’s or Target’s Knowledge, there is no friable asbestos contained in or forming part of any building, building component, structure or office space leased by the Target. If any non-friable asbestos is contained in or forms part of any building, building component, structure or office space leased by the Target, there is an operations and maintenance plan in place to manage such non-friable asbestos in accordance with Environmental Laws.

(j)   To the Guarantor’s, Seller’s or Target’s Knowledge, there is no lead paint, pipes or solder or mold or other condition in any form or quantity sufficient that might be considered to cause “sick building syndrome” contained in any building, building component, structure or office space leased by, or for the benefit of, the Target.

(k)   The Seller made available to Purchaser all documents, records and information in its possession or control concerning compliance or noncompliance with Environmental Laws relevant to the Target and any Real Property leased or formerly owned by the Target, whether generated by the Target or others, including without limitation, compliance audits, environmental audits, environmental reports, environmental risk assessments, reports and documentation regarding removal of above or underground storage tanks and related remediation, if any, or site assessments of the Business or the Real Property and/or any adjacent property or other property in the vicinity of the Real Property owned or operated by the Target or others, documentation regarding on-site and off-site handling, storage, transportation, recycling, reclamation, reuse, treatment, or disposal of Materials of Environmental Concern, spill control plans, and environmental agency reports and correspondence.

Section 3.20     Insurance. Schedule 3.20 sets forth an accurate and complete list of all insurance policies, self insurance programs, fidelity bond and all other insurance arrangements currently in effect that insure the Target and its business (individually an “Insurance Policy” and collectively the “Insurance Policies”) or which benefit the Target. With respect to third party insurance, Schedule 3.20 sets forth the name of each insurer and the number, coverage, limits, term and premium for each such policy of insurance, and identifies all claims presently pending under each such policy. All of the Insurance Policies are now and until Closing will remain valid, outstanding, in full force and effect, and enforceable with no premium arrearages. To Guarantor’s, Seller’s and Target’s Knowledge, the Target is not in breach of any Insurance Policy, and no event

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has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any Insurance Policy. The Target has not received any notice of breach, cancellation or non-renewal of any Insurance Policy. The consummation of the transactions contemplated herein will not cause a breach, termination, modification, or acceleration of any Insurance Policy.

Section 3.21     Related Party Transactions. Except as set forth in Schedule 3.21, to the Seller’s Knowledge, no Affiliate, and no officer, director or stockholder of the Target (nor any sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an interest), has, directly or indirectly, (i) any interest in any entity that purchases from or sells or furnishes to the Target any goods or services, (ii) an interest in or is a party to any contract, transaction or business dealing of the Target; (iii) any claim or cause of action of any kind (whether in law or in equity) against the Target; (iv) is indebted to the Target, nor is the Target indebted (or committed to make a loan or extend or guarantee credit) to any of such Persons, other than with respect to obligations to pay accrued salaries, reimbursable expenses and other standard employee benefits; (v) an interest in any asset, property or other right used in the conduct of or otherwise related to the business of the Target; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 3.21.

Section 3.22	Banking Relationships. Schedule 3.22 contains a list showing:

(a)   the name of each bank, safe deposit company or other financial institution in which the Target has an account, lock box or safe deposit box;

(b)   the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney from the Target; and

(c)   all instruments or agreements to which the Target is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

Section 3.23	Intentionally Left Blank.

Section 3.24     Customers and Suppliers. Except as set forth on Schedule 3.24, the Seller and Target do not have Knowledge of (i) any termination or cancellation of (or any intent to terminate or cancel) the business relationship of the Target with (y) any single customer or any group of customers who represented ten percent (10%) or more of the revenues of the business of the Target during the fiscal year ended December 31, 2005, or (z) any single supplier or any group of affiliated suppliers who accounted for five percent (5%) or more of the amounts payable to suppliers of the Target incurred during the fiscal year ended December 31, 2005, or (ii) any existing condition, state of facts or circumstances that in the reasonable judgment of the Seller and Target will cause the Target or any of the customers described above to terminate their relationships.

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Section 3.25	Accounts Receivable; Inventory.

(a)   Schedule 3.25(a) sets forth an accurate and complete aged list of all Accounts Receivable of the Target existing as of August 31, 2006, separately showing those receivables that as of such date have not yet been billed (“Unbilled Receivables”), and billed receivables that have been outstanding (i) 30 days or less, (ii) 31 to 60 days, (iii) 61 to 90 days, and (iv) more than 90 days. Each Accounts Receivable that has been billed is and each Unbilled Receivable will be when billed (i) valid and existing and represents monies due for goods sold and delivered and services performed in bona fide commercial transactions; (ii) to the Target’s Knowledge, a legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances and not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent; and (iii) fully collectible, net of any reserve for uncollectible accounts. Since August 31, 2006, no Accounts Receivable have been written off or sold by the Target.

(b)   Any Inventory in existence on the Closing Date is in good and merchantable condition, usable or saleable in the ordinary course of business net of any reserve for slow moving or obsolete Inventory.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, Guarantor and Target as follows:

Section 4.01     Organization, Standing and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on the operations of its business as they are now being conducted.

Section 4.02    Authorization. The Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder has been duly authorized by all necessary corporate action on the part of the Purchaser or its stockholders. This Agreement has been duly executed and delivered by the Purchaser and, subject to the due execution and delivery hereof by the other parties to this Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

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Section 4.03     No Conflict or Violation, etc. Except as disclosed in Schedule 4.03, the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (a) conflict with any of the provisions of the Certificate of Incorporation or By-laws of the Purchaser or the comparable documents of any subsidiary of the Purchaser, (b) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any person under, or result in the creation of any Lien on any property or asset of the Purchaser or any of its Subsidiaries under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which any of them is a party or by which any of them or any of their assets is bound or affected, or (c) subject to the matters referred to in the next sentence, contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to the Purchaser or any of its Subsidiaries or any of their respective properties or assets, which, in the case of clauses (b) and (c) above, singly or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. To the Purchaser’s Knowledge no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, is required to be obtained or made by or with respect to the Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except for (i) such consents, approvals, authorizations, declarations, filings or notices as are set forth in Schedule 4.03 and (ii) such other consents, approvals, authorizations, declarations, filings or notices the failure to obtain or make which, in the aggregate, would not have a Purchaser Material Adverse Effect.

Section 4.04     Litigation; Orders. Except as disclosed in Schedule 4.04, there is no action, suit, proceeding or arbitration pending or, to the Knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its Affiliates that, singly or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against any of such persons having, or which would reasonably be expected to have, any such effect.

Section 4.05     Compliance with Laws. Except as disclosed in Schedule 4.05, the Purchaser is in compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.06     Approvals and Permits. To the Knowledge of Purchaser, Purchaser will be able to obtain as promptly as practicable all necessary approvals, authorizations and consents of Governmental Entities required to be obtained to consummate the transactions contemplated by this Agreement.

Section 4.07     Financing. The Purchaser has sufficient funds, or has obtained binding written commitments from responsible banks and/or other financial institutions to provide any required financing, in an aggregate amount of not less than the Purchase Price and all contemplated fees and expenses related to the transactions contemplated by this Agreement, which funds or commitments will be available at the Closing to pay the Purchase Price and all such fees

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and expenses. The Purchaser has made available to the Seller copies of all binding commitments and such copies are true, complete and correct.

Section 4.08     Purchase Not for Distribution. The Shares to be acquired under the terms of this Agreement will be acquired by the Purchaser for its own account and not with a view to distribution. The Purchaser will not resell, transfer, assign or distribute the Shares, except in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom.

Section 4.09     Brokers. Except as disclosed in Schedule 4.09, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any Affiliate thereof.

ARTICLE V

COVENANTS

Section 5.01     Conduct of Business. During the period from the date of this Agreement to the Closing Date, except as contemplated by this Agreement, without the consent of the Purchaser, the Seller shall cause the business of the Target to be conducted only in, and the Target shall not take any action except in, the ordinary course of business, consistent with past practice. The Seller and the Target shall use their reasonable best efforts to preserve intact the business organization of the Target, to keep available the services of the Target’s current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Seller shall not permit the Target, and the Target shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of the Purchaser:

(a)   (i) transfer or otherwise dispose of any material assets, other than in the ordinary course of business or (ii) terminate, modify or change in any material respect any material contract, other than in the ordinary course of business;

(b)   permit or allow any material assets to become subject to any Liens except Permitted Liens;

(c)   declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding capital stock, other than transactions that are required or are necessary to liquidate the intercompany payable account;

(d)   issue, sell, grant, repurchase or redeem any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)	amend its organizational documents;

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(f)    (i) incur any indebtedness for borrowed money in excess of $500,000 or guarantee or otherwise become responsible for any such indebtedness of another Person, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than routine, immaterial advances to employees, and (iii) incur any indebtedness on a long-term basis regardless of amount;

(g)   acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(h)   make any material change in its accounting methods, principles or practices, including but not limited to any material change with respect to establishment of reserves for losses and loss adjustment expenses, except insofar as may be required by a change in generally accepted accounting principles or tax accounting principles or as may be required by law or any Governmental Entity; or

(i)	commit or agree to take any of the foregoing actions.

Section 5.02     Access to Information; Confidentiality. The Target shall afford to the Purchaser and to the officers, employees, counsel, financial advisors, accountants, actuaries and other representatives of the Purchaser reasonable access during normal business hours during the period prior to the Closing Date to all of the Contracts, Books and Records and other assets of the Target; provided, however, that to the extent any such information constitutes or otherwise contains classified information, such information may be provided to Purchaser in redacted form or only to personnel of the Purchaser with appropriate security clearances as determined in good faith by the Target. The Purchaser agrees that it will hold, and will cause its Affiliates and each of their respective directors, officers, employees, partners, counsel, financial advisors, accountants, actuaries and other representatives and affiliates to hold, any information so obtained in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated May 22, 2006 (the “Confidentiality Agreement”), between the Guarantor, the Target and the Purchaser.

Section 5.03     Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.04     Consents, Approvals and Filings. The Seller, the Guarantor, the Target and the Purchaser will make and cause their respective Subsidiaries to make all necessary filings, as soon as practicable, in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, each of the Seller, the Guarantor, the Target and the Purchaser will each use its reasonable best efforts (without the payment of money or the commencement of litigation), and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary consents, approvals, permits or authorizations of Governmental Entities and consents or waivers of all third parties necessary or

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advisable for the consummation of the transactions contemplated by this Agreement. Each of the Seller, the Guarantor, the Target and the Purchaser shall use its best efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request. Each of the parties shall provide to the other party copies of all applications or other correspondence or materials in advance of filing or submission thereof to Governmental Entities in connection with the transactions contemplated by this Agreement.

Section 5.05     Notification. Each of the Seller, the Guarantor and the Target, on the one hand, and the Purchaser, on the other hand, shall each notify the other and keep it advised as to (a) any litigation or administrative proceeding pending and known to it or, to its Knowledge, threatened which challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby, (b) the occurrence or non-occurrence of any event which would likely cause any representation or warranty of such party contained herein to be untrue or inaccurate in any material respect, or any material covenant, condition, or agreement contained herein not to be complied with or satisfied; provided that such notice shall not in any way affect any representation, warranty, covenant or agreement herein, and (c) the occurrence of any Target Material Adverse Change or Purchaser Material Adverse Change.

Section 5.06     Further Assurances. On and after the Closing Date, the Seller, the Guarantor and the Purchaser shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement or consummate any of the transactions contemplated by this Agreement. In addition, prior to the Closing, the Seller and the Guarantor shall take all reasonable actions necessary to terminate all Liens, other than Permitted Liens and any Liens arising from acts of the Purchaser, to which the Target’s properties and assets are then subject and to terminate all guarantees, indemnities, bonds or other forms of credit support provided by the Target in support of any obligations or liabilities of the Seller or the Guarantor or any of the Seller’s Affiliates (other than the Target).

Section 5.07     Expenses. Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants.

Section 5.08	Tax Matters.

(a)   Tax Indemnification. Each of the Seller and the Guarantor (a “Tax Indemnifying Party”) shall jointly and severally indemnify Target, Purchaser, and each Purchaser Affiliate (a “Tax Indemnified Party”) and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Target for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign

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law or regulation, and (iii) any and all Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing (a “Tax Loss”). In determining the amount of Seller and the Guarantor’s liability, any Losses relating to Taxes will be calculated net of any future tax benefits actually realized by Purchaser’s Indemnified Party as the result of timing differences associated with such Tax Losses. Any audit, claim, investigation, proceeding, suit, Governmental Entity order, assertion or other dispute for Tax Losses that could have implications on the indemnification obligations under this Section 5.08 shall be referred to as a “Tax Claim” hereunder. Any indemnification obligation contained in this Section 5.08 shall be subject to the limitations on indemnification contained in Article IX.

(b)	Tax Indemnification Procedures.

(i)    Notice. If any Governmental Entity makes a Tax Claim to a Tax Indemnified Party, such Tax Indemnified Party shall promptly provide a Tax Claim Notice to the Tax Indemnifying Party and if any Governmental Entity makes a Tax Claim to the Tax Indemnifying Party, the Tax Indemnifying Party shall promptly notify the Tax Indemnified Party. Any such Tax Claim Notices to the Tax Indemnifying Party shall contain factual information (to the extent known) describing any asserted Tax Claim in reasonable detail and shall be accompanied by copies of any notice or other documents from the Governmental Entity with respect to such Tax Claim. If a Tax Indemnified Party receives written notice from a Governmental Entity of any Tax Claim and fails to provide the Tax Indemnifying Party with a Tax Claim Notice of such asserted Tax Claim, then (A) if the Indemnifying Party is precluded from contesting the asserted Tax Claim in any forum as a result of the failure to give such Tax Claim Notice, the Tax Indemnifying Party shall have no obligation to indemnify the Tax Indemnified Parties for any Tax Indemnified Taxes arising from such asserted Tax Claim and (B) if the Tax Indemnifying Party is not precluded from contesting the asserted Tax Claim in any forum, but such failure to provide such Tax Claim Notice results in a monetary detriment to the Tax Indemnifying Party, then any amount which the Tax Indemnifying Party is otherwise required to pay to the Tax Indemnified Party pursuant to this Section 5.08 shall be reduced by such detriment.

(ii)   Control Rights. The Tax Indemnifying Party shall control any Tax Claims using counsel of its own choosing. The Tax Indemnified Party may participate in such defense at its own expense. The Tax Indemnified Party shall provide the Tax Indemnifying Party with access to its records and personnel relating to any such Tax Claim during normal business hours and shall otherwise cooperate with the Tax Indemnifying Party in the defense or settlement thereof, and the Tax Indemnifying Party shall reimburse the Tax Indemnified Party for all of its reasonable out-of-pocket expenses in connection therewith. The Tax indemnifying Party shall provide the Tax Indemnified Party with access to its records and personnel relating to any such Tax Claim during normal business hours and shall otherwise cooperate with the Tax Indemnified Party, and the Tax Indemnified Party

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shall reimburse the Indemnifying Party for all of its reasonable out-of-pocket expenses in connection with such access.

(iii)   Consent to Settlement. No Tax Indemnified Party shall agree to settle or compromise any Tax Claim, which settlement or compromise may affect the liability for Tax Losses related to the Tax Indemnified Taxes without the consent of the Tax Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Tax Indemnifying Party shall not agree to settle or compromise any Tax Claim, which settlement or compromise requires or includes any admission of liability by any Tax Indemnified Party or subjects any Tax Indemnified Party to any liability for Tax Losses not covered by the indemnification provided in Section 5.8 hereof without the consent of the Tax Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(iv)   Expenses. The Tax Indemnifying Party shall bear all expenses in connection with any Tax Claim, except as otherwise set forth in Section 2.02(b) hereof.

(v)   Payment. The Tax Indemnifying Party shall pay to the Tax Indemnified Party in readily available United States dollars any finally determined Loss resulting from a Tax Claim for Indemnified Taxes at fifteen (15) days after the Indemnified Party is required to pay such finally determined Tax Loss amount to a Governmental Entity.

(vi)   Cooperation. The Tax Indemnifying Party shall keep the Tax Indemnified Parties promptly informed of all correspondence, conferences (in person or otherwise), documents, notices, and any other items, actions, or activities that relate to the defense of any Tax Claim.

(c)   Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Target for the Pre-Closing Tax Period shall be determined based on an interim, closing of the books as of the close of business on the Closing Date and the amount of other Taxes of Target for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)   Responsibility for Filing Tax Returns for Periods Through Closing Date. Seller and Guarantor shall include the income of Target (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Seller consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Seller shall cause Target to join in Seller’s and Guarantor’s consolidated federal income tax return and, in jurisdictions requiring separate reporting

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from Seller or Guarantor, to file separate company state and local income tax returns. Buyer shall permit Seller to review and comment on any such separate tax return prior to filing.

(e)   Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or Target, and any amounts credited against Taxes to which Buyer or Target become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date, that were not accrued on the Closing Financial Statement, shall be for the account of Sellers to the extent that such amounts relate to Seller or Target’s activities ending on or before the Closing Date. Buyer shall pay over to Sellers any such refund or the amount of any such credit with 30 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Taxes by a taxing authority to Buyer or Target of any amount accrued on the Closing Financial Statements, Buyer shall pay such amount to Sellers with 30 days after receipt or entitlement thereto.

(f)	Cooperation on Tax Matters.

(i)    Purchaser, Guarantor, Target and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 5.08(d) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Guarantor, Target and Seller agree (a) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Target or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(ii)   Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)   Purchaser and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

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(g)   Tax Sharing Agreements. Tax sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.

(h)   Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Party upon whom such Tax, fee or otherwise is imposed when due, and the relevant Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(i)    Code Section 338(h)(10). At Purchaser’s option, Guarantor, Seller and Purchaser shall join in making an election under Code §338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively a “Code Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of Target hereunder. Seller will pay any Tax attributable to the making of the Code Section 338(h)(10) Election and the Purchaser will indemnify the Seller against any adverse consequences arising out of any such Tax which Tax shall be computed as the amount of additional consideration necessary to cause Seller’s after-tax net proceeds from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-tax net proceeds that the Seller would have received if the Code Section 338(h)(10) Election had not been made, taking into account all applicable Taxes to the Seller that result from such Code Section 338(h)(10) Election, and shall give effect to the Tax implications to the Seller of any such additional consideration. Seller will also pay any state, local, or foreign Tax (and indemnify Purchaser and Target against any adverse consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to the election available under Code Section 338(g) (or which results from the making of an election under Code Section 338(g)) with respect to the purchase and sale of the stock of Target hereunder. The parties agree that any payments made under this Section 5.08(i) will be treated, for Tax purposes, as a positive adjustment to the Purchase Price. The Seller or Seller’s Representative shall provide the Purchaser with a schedule computing the amount of indemnification within 30 days after the Purchaser and the Seller have agreed to the Purchase Price Allocation (per Section 5.08(j)). Purchaser shall have 30 days to review the indemnification requested. Any dispute shall be settled by an independent appraiser or accounting firm to be mutually appointed by the Purchaser and the Seller. Purchaser shall pay the agreed upon indemnification to the Seller within 30 days of such agreement.

(j)    Allocation of Purchase Price. The parties agree that the Purchase Price and the liabilities of Target (plus other relevant items) will be allocated to the assets of Target for all purposes (including Tax and financial accounting purposes) in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder. Purchaser, Target and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. The Purchaser shall prepare the Purchase Price allocation and shall deliver such allocation to the Seller within

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sixty (60) days after the Closing Date. Seller shall have 20 days to review and comment upon the proposed allocation of the Purchase Price. After receiving the comments of Seller, Purchaser may accept the allocation with Seller’s comments or the Parties shall select an accounting firm, not previously employed by any of the Parties, to prepare a Purchase Price allocation which shall be binding upon the Parties.

(k)	Provided that the parties do not agree to a Code 338(h)(10) Election, then:

(i)    Audits. Guarantor and Seller shall allow Target and its counsel to participate at Target’s expense in any audit of Guarantor’s consolidated federal income Tax Returns to the extent that such returns relate to Target. Seller and Guarantor shall not settle any such audit in a manner which would adversely affect Target after the Closing Date without the prior written consent of Purchaser, which consent shall not unreasonably be withheld.

(ii)   Carrybacks. Guarantor and Seller shall immediately pay to Purchaser any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of Target into the Guarantor’s consolidated Tax Return, when such refund (or reduction) is realized by Guarantor’s group. At Purchaser’s request, Seller and Guarantor will cooperate with Target in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims. Purchaser agrees to indemnify Seller and Guarantor for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

Section 5.09     Payment of Bonuses. The Guarantor shall have paid all employee transaction bonuses as of the Closing Date.

Section 5.10     Audited Financial Statements. Ernst & Young will be engaged by Seller or Guarantor to opine on the Audited Financial Statements, which will be delivered within 60 days of the Closing Date. The Purchaser shall reimburse the Seller for fifty percent (50%) of the costs incurred in connection with the engagement of Ernst & Young in connection with the Audited Financial Statements.

Section 5.11     Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees all obligations and performance by the Target and Seller of all present and future covenants, conditions, agreements and undertakings of the Target or Seller under this Agreement. This Guaranty is a continuing guaranty and shall remain in full force and effect until the date on which the obligations hereunder shall have been terminated. Guarantor shall not engage in any merger, consolidation, dissolution, liquidation or transfer, distribution or sale of substantially all of its assets unless the obligations of Guarantor hereunder are assumed by the other party to such merger, consolidation, dissolution, liquidation or transfer, distribution or sale of substantially all of the assets and such other party has the financial capacity to undertake the indemnification obligations provided for in this Agreement.

Section 5.12     Employee Benefits. Purchaser agrees that until December 31, 2007 unless prior to the Closing Date, the Purchaser and Target mutually agree otherwise in writing, it will

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provide Target employees with welfare benefits that are set forth on Schedule 5.12. Purchaser agrees to waive any limitations regarding pre-existing condition exclusions with regard to welfare benefits coverage and to give full credit for any co-payments made and deductibles fully or partially satisfied for the calendar year in which the Closing Date occurs with respect to Employee Welfare Benefit Plans maintained by the Purchaser or any of its subsidiaries in which employees of the Target participate after the Closing Date. Purchaser agrees to give Target employees service credit for all periods of employment with Target prior to the Closing Date, for purposes of eligibility vesting and benefit accrual, under any Employee Welfare Benefit Plan adopted or maintained by Purchaser or any of its subsidiaries, in which employees of the Target participate following the Closing Date. After the Closing Date, Purchaser shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to termination of a Target employee after the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser to the extent permitted by law:

Section 6.01     Representations and Covenants. The representations and warranties of the Seller, Guarantor and Target contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that (i) any such representation and warranty is made as of a particular date, in which case such representation and warranty shall have been true and correct as of such date and (ii) any such representation and warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct. The Seller, the Guarantor and the Target shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. On the Closing Date, the following shall be delivered to the Purchaser:

(a)   a certificate of the Seller, dated as of the Closing Date and signed by an executive officer of the Seller, as to its respective matters set forth in this Section 6.01;

(b)   a certificate of the Target, dated as of the Closing Date and signed by an executive officer of the Target, as to its respective matters set forth in this Section 6.01; and

(c)   a certificate of the Guarantor, dated as of the Closing Date and signed by an executive officer of the Guarantor, as to its respective matters set forth in this Section 6.01.

Section 6.02    Other Agreements. Each of the other agreements and instruments contemplated hereby to which the Seller or Guarantor are a party shall have been duly executed and delivered by the Seller or Guarantor on the Closing Date and each of such agreements and instruments shall be in full force and effect with respect to the Seller or Guarantor on the Closing Date.

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Section 6.03     Governmental and Regulatory Consents and Approvals. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including, without limitation, those set forth in Schedules 3.03 and 4.03, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be).

Section 6.04     Third Party Consents. All consents or waivers of third parties to the consummation of the transactions contemplated by this Agreement shall have been obtained, other than those that, if not obtained, would not have a Target Material Adverse Change or a Purchaser Material Adverse Change.

Section 6.05     No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect.

Section 6.06     Key Employees. The key employees listed on Schedule 6.06 (the “Key Employees”) shall have executed and delivered employment, confidentiality and non-competition agreements with the Target on terms and conditions reasonably satisfactory to Purchaser.

Section 6.07    Customer Assurances. The Purchaser shall have received assurances, satisfactory to Purchaser, that the Customers of the Target listed on Schedule 6.07 will continue to do business with the Target after the Closing on the same terms and conditions as existed prior to Closing.

Section 6.08     Sublease. Purchaser shall have received and executed a sublease with Guarantor for 10 Wilson Road in Cambridge, Massachusetts.

Section 6.09     Target Material Adverse Change. There shall not have been or occurred any Target Material Adverse Change; provided, that, if a Target Material Adverse Change does occur, Target shall have twenty days to cure such Target Material Adverse Change, if curable.

Section 6.10     Landlord Estoppels. On or prior to the Closing Date, the Target shall have delivered consents to change of control, amendments and/or renewals as required by Purchaser to those leases identified on Schedule 6.10 and estoppel letters, duly executed by the landlords of any leased real property to the effect that: (i) the copy of the lease attached to the estoppel letter is a true, correct and complete copy of the lease and represents the entire agreement between the landlord and the Target, (ii) the Target is current in payments of rent under the lease through the date specified in the estoppel letter and (iii) the landlord has not repudiated any provision of the lease and the lease remains in full force and effect; provided, however that the Purchaser may waive this requirement if it is satisfied, in its sole discretion, that such estoppels will be delivered promptly after closing.

Section 6.11     FIRPTA Certificate. A statement from the Target substantially in the form required by Treasury Regulations Section 1.1445-2 certifying that the Shares do not constitute a “United States real property interest” within the meaning of Section 897 of the Code.

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Section 6.12     Escrow Agreement. Effective as of the Closing Date, the Guarantor, Seller and the Escrow Agent shall have executed the form of the Escrow Agreement attached hereto as Exhibit A.

Section 6.13     Board of Directors. As of the Closing, each of the directors of the Target shall have resigned and the Purchaser shall have received written evidence of such resignation and releases of any unpaid fees or other amounts payable, in form and substance reasonably satisfactory to the Purchaser.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

The obligations of the Seller under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller to the extent permitted by law:

Section 7.01     Representations and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that (i) any such representation and warranty is made as of a particular date, in which case such representation and warranty shall have been true and correct as of such date and (ii) any such representation and warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct. The Purchaser shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date. On the Closing Date, the Purchaser shall have delivered to the Seller, Target and Guarantor a certificate of the Purchaser, dated as of the Closing Date and signed by an executive officer of the Purchaser, as to matters set forth in this Section 7.01.

Section 7.02    Other Agreements. Each of the other agreements and instruments contemplated hereby to which the Purchaser is a party shall have been duly executed and delivered by the Purchaser on the Closing Date and each of such agreements and instruments shall be in full force and effect with respect to the Purchaser on the Closing Date.

Section 7.03     Governmental and Regulatory Consents and Approvals. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including, without limitation, those set forth in Schedules 3.03 and 4.03, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be).

Section 7.04     Third Party Consents. All consents or waivers of third parties to the consummation of the transactions contemplated by this Agreement shall have been obtained, other than those that, if not obtained, would not have a material adverse effect on the business, financial condition or results of operations of the Target, a material adverse effect on the ability of the Seller to perform its respective obligations under this Agreement or a Purchaser Material Adverse Effect.

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Section 7.05     No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect; provided, however, that prior to invoking the condition, the Seller shall have used reasonable efforts to have any such order or injunction vacated.

ARTICLE VIII

FURTHER AGREEMENTS

Section 8.01     Access to Books and Records. Following the Closing Date, the Purchaser shall afford, and will cause its Affiliates to afford, to the Seller and any Affiliates of the Seller, its counsel and its accountants, during normal business hours, reasonable access to the Books and Records with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by the Seller or any Affiliate of the Seller for (i) the preparation of tax returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto and (ii) the investigation, litigation and final disposition of any claims which may have been or may be made against the Seller or such Affiliate. For a period of twenty-four (24) months, the Purchaser will not, and will cause its Affiliates to not, dispose of, alter or destroy any such Books and Records and other materials without giving 30 days’ prior notice to the Seller and the Guarantor to permit them, at their expense, to examine, duplicate or repossess such records, files, documents and correspondence.

Section 8.02    Cooperation. Following the Closing Date, the Purchaser shall cause employees of the Purchaser who prior to employment therewith were employed by the Target in connection with the business of Target, to cooperate, to the extent reasonably practicable, as long as it does not interfere with the Purchaser’s ability to complete regulatory filings on a timely basis and conduct its business in the ordinary course, with the Seller and any Affiliate of the Seller in (a) the defense of any litigation or arbitration arising out of any event that occurred on or prior to the Closing Date, (b) connection with any tax matter, (c) the defense or prosecution, as the case may be, of any third party claim in accordance with Section 9.03 hereof, and (d) such other reasonable requests as shall be made by the Seller or Guarantor in connection with the transactions contemplated by this Agreement. The costs incurred in complying with this Section 8.02 shall be borne by the requesting party. Notwithstanding the above, nothing in this Section 8.02 shall obligate Target to perform any development work or provide any assistance to Seller or any Affiliate of the Seller regarding or relating to the business or products of Seller or any Affiliate of Seller unless Target and Seller or an Affiliate of Seller have entered into a separate service agreement.

Section 8.03     Memorandum; Disclaimer of Projections. The Purchaser acknowledges that neither the Seller nor any Affiliate or representative or advisor of any of them makes or has made any representation or warranty to the Purchaser except as specifically made in this Agreement. In particular, no such person makes or has made any representation or warranty to the Purchaser with respect to (a) any information set forth in the Confidential Information Memorandum distributed by the Target in connection with the transactions contemplated by this Agreement or (b) any financial projection or forecast relating to the Target. With respect to any such projection or forecast delivered by or on behalf of the Seller or its Affiliates to the Purchaser,

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the Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against any person with respect thereto.

Section 8.04     Use of Names. Notwithstanding any inference or prior course of conduct to the contrary, in no event shall the Purchaser or any Affiliate of the Purchaser have any right to use any corporate name or acronym of the Seller or any of its Affiliates (other than Target) in any jurisdiction, including without limitation the names and acronyms set forth in Schedule 8.03, or any registered or unregistered trademark, trade name, or any registered or unregistered service mark or any application or registration therefor, owned by, licensed to or used by the Seller or any of its Affiliates (other than Target) or any other name, term or identification that suggests, simulates or is confusing due to its similarity to any of the foregoing.

ARTICLE IX

INDEMNIFICATION

Section 9.01     Indemnification by the Seller and Guarantor. Subject to and to the extent provided in this Article IX, from and after the Closing, the Seller and the Guarantor shall, jointly and severally, indemnify, defend and hold harmless Purchaser’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Purchaser’s Indemnified Persons, directly or indirectly, as a result of, relating to or arising from:

(a)   Any misrepresentation or breach of a representation or warranty made by the Seller, the Guarantor or the Target herein;

(b)   The breach of any covenant, agreement or other obligation of the Seller, the Guarantor or the Target set forth in this Agreement or in any documents delivered pursuant to Closing, other instruments, agreements, certificates or other documents executed or delivered pursuant to or as contemplated in this Agreement; and

(c)   The operation or conduct of the Target prior to the Closing Date including, but not limited to, any liability relating to products designed, manufactured or sold by Target, Seller or Guarantor prior to the Closing Date.

Section 9.02     Indemnification by Purchaser. Subject to and to the extent provided in this Article IX, from and after the Closing Date, the Purchaser shall indemnify, defend and hold harmless Seller’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Seller’s Indemnified Persons, directly or indirectly, as a result of, relating to or arising from:

(a)   Any misrepresentation or breach of a representation or warranty made by Purchaser herein;

(b)   The breach of any covenant, agreement or other obligation of Purchaser set forth in this Agreement; or

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(c)   Any claim by any Person (other than Seller’s Indemnified Persons) to the extent alleging Losses resulting from the conduct of the Target after the Closing.

Section 9.03     Notice and Control of Litigation. If any claim or liability is asserted in writing against a party entitled to indemnification under this Article IX (the “Indemnified Party”) which would give rise to a claim under this Article IX, the Indemnified Party shall notify the person giving the indemnity (“Indemnifying Party”) in writing of the same within thirty (30) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation. If the Indemnifying Party, within twenty (20) days after notice of such claim, fails to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 9.03 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise and settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified party a release from all liability in respect to such claim. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the Indemnifying Party shall be relieved of its obligations pursuant to this Article IX only to the extent such failure to notify in the time required above materially adversely affects the Indemnifying Party’s ability to defend such matter.

Section 9.04     Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Article IX, the Indemnified Party shall notify the Indemnifying Party in writing of the same within forty-five (45) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Article IX. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, it shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby.

Section 9.05     Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party or any third Person; provided however, that (other than for Seller or Purchaser Unlimited Claims, as defined in Section 9.07 below) the sole and exclusive remedy for monetary damages under this Agreement shall be the Escrow Amount, except for any claims arising from any fraud on behalf of Purchaser, Seller, Target or Guarantor.

Section 9.06    Survival and Cap. The representations, warranties, covenants and agreements made by the Parties to this Agreement shall survive the Closing and shall continue in full force and effect for fifteen (15) months following the Closing Date; except that (i) the representations and warranties set forth in Section 3.12 and the covenant set forth in Section 5.08 shall survive until the expiration of the applicable statute of limitations plus sixty (60) days and (ii) the representations and warranties set forth in Sections 3.01, 3.02, 3.04 and 3.19 shall survive for

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three (3) years. The indemnification obligations of the Parties shall survive Closing and continue in full force and effect after their applicable expiration if a notice of claim has been submitted on or prior to the expiration of the applicable representation, warranty or covenant. In no event shall the aggregate Losses payable by an Indemnifying Party pursuant to this Article IX with respect to all claims for indemnification (other than the Seller or Purchaser Unlimited Claims, as defined in Section 9.07 below), including any working capital adjustments pursuant to Section 2.02, exceed an amount equal to the Escrow Amount. In addition, notwithstanding the preceding sentence, in the event that the working capital adjustment provided in Section 2.02 reduces the Purchase Price for the Purchaser, the aggregate potential indemnification liability herein shall be reduced dollar-for-dollar, by the amount by which the working capital was adjusted in favor of Purchaser.

Section 9.07	Limitations on Indemnification.

(a)   The Seller and the Guarantor shall have no indemnification obligation under Article IX, except to the extent that the aggregate amount of all indemnification claims exceeds Two Hundred Thousand Dollars ($200,000), calculated for purposes of this Article IX without regard to any materiality standard contained in the applicable representation, warranty or covenant, and in which case the Seller and Metrologic shall be responsible for all amounts in excess of Two Hundred Thousand Dollars ($200,000); provided, however, that Losses payable with respect to claims for indemnification arising from any fraud on the part of the Seller, for which the Seller shall have liability for the first dollar of such claim without any limitation (the “Seller Unlimited Claims”).

(b)   The Purchaser shall have no indemnification obligation under Article IX, except to the extent that the aggregate amount of all indemnification claims exceeds Two Hundred Thousand Dollars ($200,000), calculated for purposes of this Section 9 without regard to any materiality standard contained in the applicable representation, warranty or covenant, and in which case the Purchaser shall be responsible for all amounts in excess of Two Hundred Thousand Dollars ($200,000); provided, however, that Losses payable with respect to any claims arising from any fraud on the part of the Purchaser, for which the Purchaser shall have liability for the first dollar of such claim without any limitation (the “Purchaser Unlimited Claims”).

Section 9.08     Satisfaction of Claims. Claims by the Purchaser against the Seller or Guarantor for Losses pursuant to this Agreement shall be satisfied (i) first, from the Escrow Amount, to the extent of the Escrow Amount, in accordance with the terms of the Escrow Agreement, and (ii) second, then, solely with respect to Seller Unlimited Claims, from the Seller or Guarantor directly.

ARTICLE X

TERMINATION PRIOR TO CLOSING

Section 10.01    Termination of Agreement. In the event that prior to Closing the Guarantor, Seller or Target has notified the Purchaser in writing that (a) such Guarantor, Seller or Target has breached a representation, warranty or covenant contained herein and (b) such breach has resulted in a failure of Seller to be in compliance with Article VI, the Purchaser may either waive such

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failure of a Closing condition and the Closing will occur or the Purchaser may choose not to Close and, in either case, the Guarantor, Seller and Target shall have no liability therefor following the termination or following the Closing, as the case may be; provided , however, that the foregoing shall not apply to any of Guarantor’s, Seller’s or Target’s’ willful breach, willful inaccuracy or willful failure. This Agreement may be terminated at any time prior to the Closing:

(a)   by the Seller or the Purchaser in writing, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains the Purchaser or the Seller from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable;

(b)   by the Seller or the Purchaser in writing, if the Closing has not occurred on or prior to November 30, 2006, unless due to the failure of the party seeking to terminate this Agreement to materially perform each of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; and

(c)   At any time on or prior to the Closing Date, by mutual written consent of the Seller and the Purchaser.

Section 10.02    Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except for the provisions of this Agreement relating to the obligations of the parties hereto to keep confidential and not to use certain information and data obtained from the other parties hereto, and Article XI for a period of one (1) year.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01   Publicity. Except as may otherwise be required by law or as may be disclosed in any filing with the Securities and Exchange Commission, no press release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made by either the Purchaser, Target, Guarantor or the Seller without advance approval thereof by the other parties. The parties hereto shall cooperate with each other in making any press release or public announcement.

Section 11.02  Dollar References. All dollar references in this Agreement are to the currency of the United States.

Section 11.03  Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), to the parties at the following address:

(i)	If to the Purchaser:

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Essex Corporation

6708 Alexander Bell Drive

Columbia, MD 21046

Attn: Leonard E. Moodispaw

With a concurrent copy to:

Hogan & Hartson LLP

111 South Calvert Street, Suite 1600

Baltimore, MD 21202

Attn: A. Lynne Puckett, Esquire

(ii)	If to the Seller:

MTLG Investments, Inc.

103 Springer Building

3411 Silverside Avenue

Wilmington, DE 19810

With a concurrent copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: Justin P. Klein, Esquire

(iii)	If to the Guarantor:

Metrologic Instruments, Inc.

90 Coles Road

Blackwood, New Jersey 08012

Attn: Chief Financial Officer

With a concurrent copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: Justin P. Klein, Esquire

Any party may, by notice given in accordance with this Section 11.03 to the other parties, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

Section 11.04  Entire Agreement. This Agreement (including the other agreements contemplated hereby, the Exhibits and the Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto; provided, however, that the

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Confidentiality Agreement shall remain in full force and effect in accordance with its terms both prior to and subsequent to the Closing (except, following Closing, as to the utilization of Books and Records as provided for in this Agreement). Without limiting the foregoing, the parties agree that this Agreement and the Schedules and Exhibits hereto shall be kept confidential to the extent required by and in accordance with the Confidentiality Agreement.

Section 11.05  Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.06    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 11.07   Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void; provided, however, that the Purchaser shall be entitled to assign this Agreement without the prior written consent of the Guarantor, Seller or Target to (a) an Affiliate of the Purchaser, (b) in connection with the assignment of the Purchaser’s rights hereunder as collateral in connection with any financing, and (c) or in connection with the merger or sale of all or substantially all of the assets or business of the Purchaser or any of its Affiliates.

Section 11.08   Interpretation. The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such other agreement, the dispute resolution procedure provided for in such other agreement shall be the procedure that shall apply with respect to the resolution of such dispute. For purposes of this Agreement, the words “hereof”, “herein”, “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The terms “transactions contemplated by this Agreement” and “transactions contemplated hereby” shall include, without limitation, the sale and purchase of the Shares and the execution, delivery and performance by the parties of any other agreements contemplated hereby. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

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Section 11.09    No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person (including, but not limited to, the employees of the Target), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 11.10   Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 11.11   Exhibits and Schedules. The Exhibits and the Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may apply.

Section 11.12    Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Metrologic Instruments, Inc.

By:	/s/ C. Harry Knowles
Name: C. Harry Knowles
Title: Interim Chief Executive Officer

MTLG Investments, Inc.

By:	/s/ C. Harry Knowles
Name: C. Harry Knowles
Title: President

Adaptive Optics Associates, Inc.

By:	/s/ Richard Close
Name: Richard Close
Title: Chairman

Essex Corporation

By:	/s/ Leonard E. Moodispaw
Name: Leonard E. Moodispaw
Title: Chairman, CEO, and President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Index of Schedules and Exhibits to Stock Purchase Agreement*

Schedule 1.01(d)(i)	Knowledge of Seller, Guarantor and Target
Schedule 1.01(d)(ii)	Knowledge of Purchaser
Schedule 3.01	Organization, Standing, and Authority
Schedule 3.03	No Conflict or Violation, etc.
Schedule 3.04	The Shares
Schedule 3.05	Financial Information
Schedule 3.06	Absence of Certain Changes
Schedule 3.07(a)	Material Contracts
Schedule 3.07(c)	Loss Contracts
Schedule 3.08	Title to Assets, Subsidiaries
Schedule 3.09	Litigation; Orders
Schedule 3.10	Compliance with Laws
Schedule 3.11(a)	Material Employee Benefit Plans
Schedule 3.11(b)	Terminated Employees
Schedule 3.11(d)	Defined Benefit Plans
Schedule 3.12(f)	Tax Sharing or Indemnity Agreements
Schedule 3.12(i)	Tax Opinions
Schedule 3.12(j)	Audited Tax Returns
Schedule 3.13(a)	Real Property Leases and Subleases
Schedule 3.14	Brokers
Schedule 3.17(a)(i)	Registered Intellectual Property
Schedule 3.17(a)(ii)	Licensed Intellectual Property
Schedule 3.18(a)	Challenged Material Costs
Schedule 3.18(b)	Director/Officer/Key Employee Investigations/Indictments
Schedule 3.18(f)	Government Contracts under Audit
Schedule 3.19	Required Environmental Permits
Schedule 3.20	Insurance Policies
Schedule 3.21	Related Party Transactions
Schedule 3.22	Banking Relationships
Schedule 3.24	Termination/Cancellation of Material Customer/Supplier
Schedule 3.25(a)	Accounts Receivable
Schedule 4.03	No Conflict or Violation
Schedule 4.04	Litigation; Orders
Schedule 4.05	Compliance with Laws
Schedule 4.09	Brokers
Schedule 5.12	Employee Benefits
Schedule 6.06	Key Employees
Schedule 6.07	Customer Assurances
Schedule 8.03	Use of Names

Exhibit A	Form of Escrow Agreement

___________________

*

The Registrant has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.